Fenway Funds Shareholder Report Proxy Voting Results

At a special meeting of shareholders on July 2, 2009, fund shareholders approved the following two proposals:

Proposal 1- Elect trustees for the fund.*

The individuals listed in the table below were elected as trustees for the fund. All trustees with the exception of Messrs. McNabb and Volanakis (both of whom already served as directors of The Vanguard Group, Inc.) served as trustees to the fund prior to the shareholder meeting.

Trustee                         For         Withheld      Percentage For
John J. Brennan         381,461,550       10,736,721               97.3%
Charles D. Ellis        375,348,055       16,850,216               95.7%
Emerson U. Fullwood     377,280,677       14,917,594               96.2%
Rajiv L. Gupta          381,215,106       10,983,165               97.2%
Amy Gutmann             381,699,062       10,499,209               97.3%
JoAnn Heffernan Heisen  381,602,478       10,595,793               97.3%
F. William McNabb III   381,115,414       11,082,857               97.2%
Andre F. Perold         377,090,732       15,107,539               96.1%
Alfred M. Rankin, Jr.   381,547,990       10,650,281               97.3%
Peter F. Volanakis      381,683,908       10,514,362               97.3%

*  Results are for all funds within the same trust.

Proposal 2: - Update and standardize the funds' fundamental policies regarding:

(a) Purchasing and selling real estate.
(b) Issuing senior securities.
(c) Borrowing money.
(d) Making loans.
(e) Purchasing and selling commodities.
(f) Concentrating investments in a particular industry or group of industries.
(g) Eliminating outdated fundamental investment policies not required by law.

The revised fundamental policies are clearly stated and simple, yet comprehensive, making oversight and compliance more efficient than under the former policies. The revised fundamental policies will allow the funds to respond more quickly to regulatory and market changes, while avoiding the costs and delays associated with successive shareholder meetings.

                              For     Abstain    Against       Broker Percentage
                                                            Non-Votes
Equity Income Fund
2a                    104,254,548   3,415,494  4,614,017    11,093,72      84.5%
2b                    103,827,681   3,790,086  4,666,291    11,093,72      84.2%
2c                    102,305,178   3,627,679  6,351,203    11,093,72      82.9%
2d                    102,657,448   3,700,020  5,926,592    11,093,72      83.2%
2e                     97,392,950   3,619,045 11,272,065    11,093,72      78.9%
2f                    103,405,799   3,750,918  5,127,343    11,093,72      83.8%
2g                    104,774,445   3,602,106  3,907,506    11,093,72      84.9%

Growth Equity Fund
2a                     40,158,940     999,537  5,622,440    1,741,388      82.8%
2b                     39,961,997   1,062,321  5,756,600    1,741,387      82.4%
2c                     39,705,426   1,104,372  5,971,120    1,741,387      81.8%
2d                     39,751,110   1,091,366  5,938,441    1,741,388      81.9%
2e                     39,994,091   1,000,248  5,786,580    1,741,386      82.4%
2f                     39,938,762   1,047,544  5,794,612    1,741,387      82.3%
2g                     45,120,433   1,060,810    599,677    1,741,385      93.0%


PRIMECAP Core Fund
2a                    185,999,668   3,735,418  8,311,135   22,251,962      84.4%
2b                    186,465,785   4,260,066  7,320,370   22,251,962      84.6%
2c                    184,794,390   4,048,117  9,203,715   22,251,961      83.9%
2d                    183,712,956   4,081,162 10,252,104   22,251,961      83.4%
2e                    185,388,014   3,970,851  8,687,358   22,251,960      84.2%
2f                    186,485,595   4,025,525  7,535,099   22,251,963      84.7%
2g                    188,171,113   4,424,614  5,450,493   22,251,962      85.4%


Fund shareholders did not approve the following proposal:

Proposal 3 - Institute procedures to prevent holding investments in companies that, in the judgment of the board, substantially contribute to genocide or crimes against humanity, the most egregious violations of human rights. The trustees recommended a vote against this proposal because it called for procedures that duplicate existing practices and procedures of the Vanguard funds.

                              For     Abstain     Against      Broker Percentage
                                                            Non-Votes
Equity Income Fund     16,478,591   5,163,754  90,641,702  11,093,736      13.4%

PRIMECAP Core Fund     30,880,455   6,221,851 160,943,904  22,251,972      14.0%